Exhibit (d)(18)(ii)

TRANSAMERICA FUNDS

AMENDMENT TO INVESTMENT SUB-ADVISORY AGREEMENT BETWEEN

TRANSAMERICA ASSET MANAGEMENT, INC. AND

KAYNE ANDERSON CAPITAL ADVISORS, L.P.

THIS AMENDMENT is made as of June 1, 2021 to the Investment Sub-Advisory Agreement dated as of April 30, 2013, as amended, (the “Agreement”) between Transamerica Asset Management, Inc., and Kayne Anderson Capital Advisors, L.P.

In consideration of the mutual covenants contained herein, the parties agree as follows:

 1. Schedule A. Schedule A to the Agreement is hereby deleted entirely and replaced as follows:

FUND	INVESTMENT SUB-ADVISORY FEE[1]

Transamerica Energy Infrastructure	0.625% of the first $250 million 0.62% over $250 million up to $500 million 0.55% over $500 million up to $1 billion 0.45% over $1 billion up to $2 billion 0.40% in excess of $2 billion

1As a percentage of average daily net assets on an annual basis.

In all other respects, the Agreement dated as April 30, 2013, as amended, is confirmed, and remains in full force and effect.

The parties hereto have caused this amendment to be executed as of June 1, 2021.

TRANSAMERICA ASSET MANAGEMENT, INC.

By:	/s/ Christopher A. Staples
Name:	Christopher A. Staples
Title:	Senior Vice President

KAYNE ANDERSON CAPITAL ADVISORS, L.P.

By:	/s/ Paul Stapleton
Name:	Paul Stapleton
Title:	CFO